Exhibit 99.1

State Street Corporation Achieves Record Revenue of $1.7 Billion and EPS of $.93 in the First Quarter, Both up 11% versus Year-Ago Quarter

       Tenth Consecutive Quarter of Positive Operating Leverage

    BOSTON--(BUSINESS WIRE)--April 17, 2007--State Street Corporation announced today first-quarter net income per share of $0.93, up 11% from earnings per share from continuing operations of $0.84 in last year's first quarter. Operating-basis revenue of $1.708 billion in the first quarter of 2007, representing a State Street record for a quarter, is up 11.3% from $1.534 billion compared to the year-ago quarter. Total expenses in the first quarter of 2007 of $1.213 billion are up 10.7% from $1.096 billion compared to the year-ago quarter. As a result, State Street achieved positive operating leverage of approximately 60 basis points. Net income of $314 million for the quarter is up 11% from income from continuing operations of $282 million for the year-ago quarter. For the first quarter of 2007, return on shareholders' equity was 17.4% compared to 17.6% from continuing operations in the first quarter of 2006.

    Ronald E. Logue, State Street's chairman and chief executive officer, said, "We continue to grow our revenue and earnings per share and generate return on equity consistent with our long-term goals. Our ability to control expenses and achieve positive operating leverage contributed to this result, while revenue from investment servicing and securities finance increased significantly. I'm particularly pleased with the performance of State Street Global Advisors this quarter, which continues to generate increased revenue and profit driven largely by demand from clients for its range of innovative enhanced and quantitative active investment strategies. Our net interest revenue and net interest margin continue to benefit from a favorable mix of customer deposits, especially from non-US customers. Trading services revenue declined moderately as foreign exchange markets were not as robust as they were in last year's first quarter, which, as we stated at the time, were unusually strong.

    "During the first quarter, we closed the Currenex transaction and are excited about the capabilities resulting from this acquisition. We look forward to completing the proposed acquisition of Investors Financial Services Corporation, which is expected to close in the middle of the year. We expect that these transactions will enhance our leadership in several high-growth segments of the investment servicing markets and deliver important benefits for our customers."

    FIRST QUARTER 2007 RESULTS VS. YEAR-AGO QUARTER

    Servicing fees are up 9% to $718 million from $657 million in last year's first quarter. The increase is attributable to new business from existing and new customers in 2007 and to higher daily-average equity market valuations. Total assets under custody are $12.3 trillion at March 31, 2007, up 15%, compared with $10.7 trillion at March 31, 2006. Daily average values for the S&P 500 Index are up 11% from the first quarter of 2006; daily average values for the MSCI(R) EAFE Index(SM) are up 19%.

    Investment management fees, generated by State Street Global Advisors, are $261 million, up 19% from $220 million in the year-ago quarter. Growth in management fees reflect continued new business, as well as an increase in average month-end equity market valuations. Total assets under management are $1.8 trillion, up 20%, compared to $1.5 trillion at March 31, 2006.

    Trading services revenue, which includes foreign exchange trading revenue and brokerage and other fees, is $220 million for the quarter, down 4% from $230 million in the year-ago quarter. The decrease in foreign exchange is due to weaker volatility, offset partially by increased volumes. Brokerage and other fees increased 5% due primarily to fees from one month of Currenex revenue, partially offset by weaker transition management and brokerage volumes.

    Securities finance revenue is $98 million in the quarter, up 21% from $81 million compared to the year-ago quarter, primarily reflecting an increase in the volume of securities lent.

    Net interest revenue on a fully taxable-equivalent basis is $337 million, an increase of 22% from $277 million a year ago. The increase is due primarily to a higher level of customer deposits, the continued benefit from the non-US rate environment, and stable U.S. rates.

    Expenses increased to $1.213 billion, up 10.7% from $1.096 billion a year ago. Salaries and benefits expenses are up 16% to $739 million from $635 million, primarily as a result of the impact of incentive compensation, merit increases, increased headcount due to new business wins, and higher benefit costs.

    The increase in total expenses also includes higher transaction processing services, up 8% to $129 million from $120 million a year ago, due to higher volumes in the investment servicing business. Expenses for information systems & communications decreased 5%, to $125 million from $132 million and occupancy increased 1%, to $94 million from $93 million. Other expenses were up 9%, or $10 million at $126 million from $116 million due primarily to costs to support growth initiatives.

    The effective tax rate in the first quarter of 2007 is 35.0%, up from 34.0% in the year-ago quarter.

    FIRST-QUARTER 2007 RESULTS VS. FOURTH QUARTER 2006

    First-quarter net income per share of $0.93 is up from $.91 per share in the fourth quarter of 2006. Excluding the fourth-quarter tax-related adjustment of $0.05 per share, net income per share increased 8% compared to net income per share of $0.86. Total revenue in the first quarter is $1.708 billion, up 4.5% versus $1.634 billion in the fourth quarter of 2006. Total expenses are $1.213 billion up 3.0% versus $1.178 billion in the fourth quarter. On a sequential basis, we achieved positive operating leverage of about 150 basis points. Return on shareholders' equity of 17.4% in the first quarter compares with 16.9% or with 15.9%, excluding 100 basis points that resulted from the fourth-quarter tax-related adjustments.

    Servicing fees are $718 million, up 3% from $698 million due to new business as well as an increase in daily equity market valuations. Management fees are $261 million, up 3% from $253 million primarily due to new business, as well as an increase in month-end equity market valuations, partially offset by a decline in performance fees. Trading services revenue is $220 million, up 8% from $203 million due to strength in foreign exchange revenue and brokerage and other fee revenue, primarily related to one month of Currenex revenue. Securities finance revenue increased 9%, from $90 million to $98 million due primarily to increased volumes and slightly improved spreads. Processing fees and other revenue increased 20% to $73 million from $61 million primarily due to an increase in equity income from the joint ventures. Net interest revenue on a fully taxable-equivalent basis is $337 million, up 3% from $328 million, due primarily to a higher level of transaction deposits and continued benefit from the non-US rate environment.

    Salaries and employee benefits expense increased 6% to $739 million from $694 million due to the impact of incentive compensation, higher benefit costs and the impact of increased headcount due to new business wins. Transaction processing expense is up 7% from $121 million to $129 million due to increased volumes in the investment servicing business, and Information systems and communications expense increased 5% from $119 million to $125 million, due primarily to costs associated with increased global infrastructure investments, particularly in Europe. Other expenses are down 16% from $150 million to $126 million due primarily to a decline in expenses for securities processing and professional fees.

    ADDITIONAL INFORMATION

    All per share amounts represent fully diluted earnings per share.

    INVESTOR CONFERENCE CALL

    State Street will webcast an investor conference call today, Tuesday, April 17, 2007, at 9:00 a.m. EDT, available at www.statestreet.com/stockholder. The conference call will also be available via telephone, at +1 719/457-2679 (confirmation code 9045459). Recorded replays of the conference call will be available on the web site, and by telephone at +1 402/220-4230, beginning at 12:00 p.m. EDT today. The telephone replay will be available for two weeks following the conference call. This press release and additional financial information is available on State Street's website, at www.statestreet.com/stockholder.

    State Street Corporation (NYSE: STT) is the world's leading provider of financial services to institutional investors including investment servicing, investment management and investment research and trading. With $12.3 trillion in assets under custody and $1.8 trillion in assets under management at March 31, 2007, State Street operates in 26 countries and more than 100 geographic markets and employs 21,950 worldwide. For more information, visit State Street's web site at www.statestreet.com or call 877/639-7788 (NEWS STT) toll-free in the United States and Canada, or +1 678/999-4577 outside those countries.

    FORWARD-LOOKING STATEMENTS

    This news announcement contains forward-looking statements as defined by United States securities laws, including statements about our pending and recently completed acquisitions of Investors Financial Services Corporation and Currenex, respectively, as well as about our financial goals, the financial outlook and business environment. These statements are not guarantees of future performance, are inherently uncertain, are based on current assumptions that are difficult to predict and involve a number of risks and uncertainties. Therefore, actual outcomes and results may differ materially from what is expressed in those statements, and those statements should not be relied upon as representing State Street's expectations or beliefs as of any date subsequent to the date of this release.

    Important factors that may affect future results and outcomes include:

    -- State Street's ability to complete, integrate and convert acquisitions into its business, including the receipt of required regulatory and Investors Financial shareholder approvals;

    -- the level and volatility of interest rates, particularly in the U.S. and Europe; the performance and volatility of securities, currency and other markets in the U.S. and internationally; economic conditions and monetary and other governmental actions designed to address those conditions;

    -- State Street's ability to attract non-interest bearing deposits and other low-cost funds;

    --  the competitive environment in which State Street operates;

    -- the enactment of legislation and changes in regulation and enforcement that impact State Street and its customers;

    -- State Street's ability to continue to grow revenue, control expenses and attract the capital necessary to achieve its business goals and comply with regulatory requirements;

    --  State Street's ability to control systemic and operating risk;

    -- trends in the globalization of investment activity and the growth on a worldwide basis in financial assets;

    -- trends in governmental and corporate pension plans and savings rates;

    -- changes in accounting standards and practices, including changes in the interpretation of existing standards, that impact State Street's consolidated financial statements;

    -- and changes in tax legislation and in the interpretation of existing tax laws by U.S. and non-U.S. tax authorities that impact the amount of taxes due.

    Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in State Street's 2006 Annual Report on Form 10-K and its subsequent SEC filings. State Street encourages investors to read its 10-K, particularly the section on Risk Factors, and its subsequent SEC filings for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this press release speak only as of the date hereof, April 17, 2007, and State Street will not undertake efforts to revise those forward-looking statements to reflect events after this date.

    OTHER INFORMATION

    State Street has filed with the SEC a registration statement that includes the proxy statement/prospectus and other relevant documents to be mailed to security holders of Investors Financial Services Corporation in connection with State Street's proposed acquisition of Investors Financial. We urge investors to read the proxy statement/prospectus and any other relevant documents, because they contain important information about State Street, Investors Financial and the proposed transaction. A definitive proxy statement/prospectus will be sent to security holders of Investors Financial seeking approval of the proposed transaction. Investors will be able to obtain these materials (when they become available) and other documents filed with the SEC free of charge at the SEC's website, www.sec.gov. In addition, a copy of the definitive proxy statement/prospectus (when it becomes available) may be obtained free of charge by directing a request to State Street Corporation, One Lincoln Street, Boston MA 02110, Attention: Office of the General Counsel; or by directing a request to Investors Financial Services Corporation, 200 Clarendon Street, Boston MA 02116, Attention: Office of the General Counsel.

    This communication is not a solicitation of a proxy from any security holder of Investors Financial or an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

    Investors Financial, its directors and executive officers and certain other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Investors Financial's directors and executive officers is available in the proxy statement filed with the SEC by Investors Financial on March 10, 2006. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the proxy statement/prospectus and other relevant materials filed with the SEC.



                       STATE STREET CORPORATION
                        Press Release Addendum

                         Financial Highlights
                            March 31, 2007

                              Quarters Ended             % Change
                     -------------------------------- ---------------
                                                      Q1 2007 Q1 2007
                     March 31, December 31, March 31,   vs.     vs.
(Dollars in
 millions, except
 per share amounts
 or where otherwise
 noted)                2007       2006        2006    Q4 2006 Q1 2006
----------------------------------------------------------------------

Total Revenue       $   1,696 $      1,622 $   1,523       5 %    11 %
Total Expenses          1,213        1,178     1,096       3      11
Income from
 Continuing
 Operations               314          309       282       2      11
Income from
 Discontinued
 Operations                 -            -        10
Net Income                314          309       292       2       8

Diluted Earnings Per
 Share:
From Continuing
 Operations         $     .93 $        .91 $     .84       2      11
From Discontinued
 Operations                 -            -       .03
Net Income                .93          .91       .87       2       7

Cash Dividends
 Declared Per Share $     .21 $        .21 $     .19
Closing Price Per
 Share of Common
 Stock                  64.75        67.44     60.43

Return on Equity
 from Continuing
 Operations              17.4 %       16.9 %    17.6 %
Return on Equity         17.4 %       16.9 %    18.3 %

At Quarter End:
Assets Under Custody
 (AUC) (in
 trillions)         $   12.33 $      11.85 $   10.74
Assets Under
 Management (AUM)
 (in trillions)          1.85         1.75      1.54




                       STATE STREET CORPORATION
                        Press Release Addendum

                    SELECTED FINANCIAL INFORMATION
           Quarters ended March 31, 2007 and March 31, 2006

                                                Quarters Ended
                                        ------------------------------
                                        March 31, March 31,
(Dollars in millions, except per share
 amounts)                                 2007      2006    % Change
----------------------------------------------------------- ---------

Fee Revenue:
Servicing fees                          $    718  $    657         9 %
Management fees                              261       220        19
Trading services                             220       230        (4)
Securities finance                            98        81        21
Processing fees and other                     73        72         1
                                        --------- ---------
Total fee revenue                          1,370     1,260         9

Net Interest Revenue:
Interest revenue                           1,172       961        22
Interest expense                             847       695        22
                                        --------- ---------
Net interest revenue (1)                     325       266        22
Provision for loan losses                      -         -
                                        --------- ---------
Net interest revenue after provision for
 loan losses                                 325       266        22

Gains (Losses) on sales of available-
 for-sale investment securities, net           1        (3)
                                         --------  --------
Total revenue                              1,696     1,523      11.4

Operating Expenses:
Salaries and employee benefits               739       635        16
Information systems and communications       125       132        (5)
Transaction processing services              129       120         8
Occupancy                                     94        93         1
Other                                        126       116         9
                                        --------- ---------
Total operating expenses                   1,213     1,096      10.7
                                        --------- ---------
Income from continuing operations before
 income tax expense                          483       427        13
Income tax expense from continuing
 operations                                  169       145
                                        --------- ---------
Income from continuing operations            314       282        11

Income from discontinued operations
 before income tax expense                     -        16
Income tax expense from discontinued
 operations                                    -         6
                                        --------- ---------
Income from discontinued operations            -        10
                                        --------- ---------
Net income                              $    314  $    292
                                        ========= =========

Earnings Per Share From Continuing
 Operations:
Basic                                   $    .94  $    .85        11
Diluted                                      .93       .84        11

Earnings Per Share From Discontinued
 Operations:
Basic                                   $      -  $    .03
Diluted                                        -       .03

Earnings Per Share:
Basic                                   $    .94  $    .88
Diluted                                      .93       .87

Average Shares Outstanding (in
 thousands):
     Basic                               334,036   332,761
     Diluted                             338,727   337,117

Consolidated Statement of Income prepared in accordance with accounting principles generally accepted in the United States.

(1) Net interest revenue on a fully taxable-equivalent basis was $337 million and $277 million for the quarters ended March 31, 2007 and 2006, respectively. These amounts include taxable-equivalent adjustments of $12 million and $11 million, respectively.




                       STATE STREET CORPORATION
                        Press Release Addendum

                    SELECTED FINANCIAL INFORMATION
         Quarters ended March 31, 2007 and December 31, 2006


                                             Quarters Ended
                                   -----------------------------------
                                    March 31,  December 31,
(Dollars in millions, except per
 share amounts)                       2007        2006      % Change
----------------------------------------------------------------------

Fee Revenue:
Servicing fees                     $     718  $        698         3 %
Management fees                          261           253         3
Trading services                         220           203         8
Securities finance                        98            90         9
Processing fees and other                 73            61        20
                                   ---------- -------------
Total fee revenue                      1,370         1,305         5

Net Interest Revenue:
Interest revenue                       1,172         1,226        (4)
Interest expense                         847           910        (7)
                                   ---------- -------------
Net interest revenue (1)                 325           316         3
Provision for loan losses                  -             -
                                   ---------- -------------
Net interest revenue after
 provision for loan losses               325           316         3

Gains on sales of available-for-
 sale investment securities, net           1             1
                                   ---------- -------------
Total revenue                          1,696         1,622       4.6

Operating Expenses:
Salaries and employee benefits           739           694         6
Information systems and
 communications                          125           119         5
Transaction processing services          129           121         7
Occupancy                                 94            94         -
Other                                    126           150       (16)
                                   ---------- -------------
Total operating expenses               1,213         1,178       3.0
                                   ---------- -------------
Income before income tax expense         483           444         9
Income tax expense                       169           135
                                   ---------- -------------
Net income                         $     314  $        309         2
                                   ========== =============

Earnings Per Share:
Basic                              $     .94  $        .93         1
Diluted                                  .93           .91         2

Average Shares Outstanding (in
 thousands):
     Basic                           334,036       331,421
     Diluted                         338,727       337,429

Consolidated Statement of Income prepared in accordance with accounting principles generally accepted in the United States.

(1) Net interest revenue on a fully taxable-equivalent basis was $337 million and $328 million for the quarters ended March 31, 2007 and December 31, 2006. These amounts include taxable-equivalent adjustments of $12 million and $12 million, respectively.




                       STATE STREET CORPORATION
                        Press Release Addendum

                 CONSOLIDATED STATEMENT OF CONDITION

----------------------------------------------------------------------
                                    March 31,  December 31, March 31,
(Dollars in millions, except per
 share amounts)                       2007        2006        2006
----------------------------------------------------------------------

Assets
Cash and due from banks             $   3,298    $   2,368  $   3,405
Interest-bearing deposits with
 banks                                  4,751        5,236     10,473
Securities purchased under resale
 agreements                            12,158       14,678     11,058
Trading account assets                  1,025          785      1,120
Investment securities available for
 sale                                  63,519       60,445     55,395
Investment securities held to
 maturity                               4,385        4,547      4,575
Loans and leases (net of allowance
 of $18)                               10,140        8,928      8,941
Premises and equipment                  1,680        1,560      1,553
Accrued income receivable               1,627        1,617      1,323
Goodwill                                1,815        1,384      1,340
Other intangible assets                   596          434        447
Other assets                            5,009        5,371      4,526
                                    ---------- ------------ ----------
  Total assets                      $ 110,003    $ 107,353  $ 104,156
                                    ========== ============ ==========

Liabilities
Deposits:
  Noninterest-bearing               $   9,939    $  10,194  $  10,837
  Interest-bearing -- U.S.                965        1,272      2,339
  Interest-bearing -- Non-U.S.         55,696       54,180     48,623
                                    ---------- ------------ ----------
Total deposits                         66,600       65,646     61,799

Securities sold under repurchase
 agreements                            17,368       19,147     21,195
Federal funds purchased                 5,007        2,147      3,631
Other short-term borrowings             3,629        2,835      1,560
Accrued taxes and other expenses        2,900        3,143      2,501
Other liabilities                       4,419        4,567      4,440
Long-term debt                          2,613        2,616      2,617
                                    ---------- ------------ ----------
  Total liabilities                   102,536      100,101     97,743

Shareholders' Equity
Preferred stock, no par: authorized
 3,500,000; issued none
Common stock, $1 par: authorized
 500,000,000 shares; issued
 337,126,000, 337,126,000 and
 337,126,000 shares                       337          337        337
Surplus                                   311          399        238
Retained earnings                       7,046        7,030      6,418
Accumulated other comprehensive
 loss                                    (147)        (224)      (350)
Treasury stock (at cost 1,386,000,
 4,688,000 and 4,645,000 shares)          (80)        (290)      (230)
                                    ---------- ------------ ----------
  Total shareholders' equity            7,467        7,252      6,413
                                    ---------- ------------ ----------
  Total liabilities and
   shareholders' equity             $ 110,003    $ 107,353  $ 104,156
                                    ========== ============ ==========

    CONTACT: State Street Corporation
             Edward J. Resch, +1-617-664-1110
             or
             Investors:
             Kelley MacDonald, +1-617-664-3477
             or
             Media:
             Hannah Grove, +1-617-664-3377